Exhibit 99.1

For Immediate Release

iPass Reports Fourth Quarter and Full Year 2004 Results
Broadband Momentum Continues with over 40% Quarter over Quarter Growth

REDWOOD SHORES, Calif., February 8, 2005 /PRNewswire-FirstCall/ — iPass Inc. (Nasdaq: IPAS) today announced financial results for its fourth quarter and full year ended December 31, 2004. iPass is a leading provider of services that allow enterprise mobile workers to connect easily and securely to their corporate networks.

Revenues for the fourth quarter ended December 31, 2004 were $43.3 million, compared to $37.5 million for the same period last year and $41.9 million for the quarter ended September 30, 2004. Revenues for the full year 2004 were $166.3 million, compared to $136.1 million for the full year 2003.

“2004 marks an important transition year for iPass,” said Ken Denman, iPass Chairman and CEO. “We believe we have significant momentum in key underlying elements of our business plan, and are confident about our prospects moving forward. Specifically, the business produced record revenues and a record amount of cash flow from operations during the fourth quarter and full year 2004. In addition, during the fourth quarter broadband revenues increased more than 40% to approximately $1 million and customer momentum continued with iPass adding 13 more companies in the Forbes Global 2000. Further, the acquisitions of Safe3w and Mobile Automation allowed us to deepen our already robust functionality around our Policy Orchestration services.”

GAAP Results: Operating income for the fourth quarter was $6.7 million, compared with $6.2 million for the fourth quarter 2003. Net income, calculated on the basis of generally accepted accounting principles (GAAP), for the fourth quarter was $4.7 million, or $0.07 per diluted share, based on 66.2 million fully diluted shares outstanding, compared with $4.2 million, or $0.06 per diluted share, based on 66.8 million fully diluted shares outstanding, for the fourth quarter 2003.

Operating income for the full year 2004 was $29.0 million. Net income for the full year 2004 was $19.1 million, or $0.29 per diluted share, based on 65.6 million fully diluted shares outstanding, compared with $13.9 million, or $0.23 per diluted share, based on 60.6 million fully diluted shares outstanding, for the full year 2003.

Non-GAAP Results: The following numbers are non-GAAP and exclude non-cash amortization of stock-based compensation and amortization of intangibles. Investors are encouraged to refer to the discussion later in this press release regarding the reasons why iPass discloses this information, and the table that reconciles the company’s GAAP results to its non-GAAP results in the back of this press release. Non-GAAP net income for the fourth quarter was $5.6 million, or $0.08 per diluted share, based on 66.2 million fully diluted shares outstanding, compared with $5.2 million, or $0.08 per diluted share, based on 66.8 million fully diluted shares outstanding, for the same period last year. Non-GAAP net income for the full year 2004 was $21.9 million, or $0.33 per diluted share, based on 65.6 million fully diluted shares outstanding, compared with $18.0 million, or $0.30 per diluted share, based on 60.6 million fully diluted shares outstanding, for the full year 2003.

Business Highlights

Business highlights included:

•	iPass announced the availability of DeviceID™, a new security service that helps IT managers create and enforce access policies that ensure that only known and trusted computers are granted access to the corporate network. Based on technology acquired from Safe3W combined with existing iPass technology, DeviceID uses patent-protected dynamic device “fingerprinting” technology to identify and authenticate a computer requesting access to the corporate network via a virtual private network.

•	The company also announced the first new service based on its Policy Orchestration initiative, an enhanced version of the iPass Endpoint Policy Management service. Endpoint Policy Management fully integrates patch management, assessment and remediation of remote and mobile computers into the iPass secure connectivity platform. These integrated capabilities can protect remote and mobile computers without requiring them to connect to the corporate network. Endpoint Policy Management is based on technology developed by iPass and the recently acquired Mobile Automation.

•	iPass also made significant strides in its Broadband initiative:

•	iPass has more than 21,000 broadband access points in 61 countries, including 19,000 active Wi-Fi hotspots and Ethernet service in the rooms of over 1,700 hotels.

•	The company announced new monthly and annual flat-rate subscription plans for use of the company’s U.S. Wi-Fi connectivity. iPass will offer its enterprise customers the ability to provide their employees unlimited use of the U.S. iPass Wi-Fi roaming network, including the T-Mobile network in the United States.

•	iPass entered into an agreement with NEC to deliver an innovative Wi-Fi solution called the NEC WelcomeSpot service. This new service, based on collaboration between the two companies, combines the iPass public Wi-Fi hotspot footprint with the iPass Wireless LAN Roaming service which covers NEC hotspots in private locations such as corporate campuses.

•	iPass announced an agreement with BT Openzone to allow iPass enterprise customers to use BT’s UK Wi-Fi network. The deal will enable the more than 500,000 active monthly iPass users to access more than 1,500 BT Openzone hotspots. As part of the iPass Global Broadband Roaming network, BT’s Openzone hotspots include key business venues such as international British Airways airport lounges, BAA airports, Hilton and other hotels and major UK railway stations.

•	The company ended the fourth quarter with $152 million in cash, cash equivalents and short-term investments and no debt. The company paid $28.5 million in cash in 2004 for the Safe3w and Mobile Automation acquisitions. Even after paying for these acquisitions, the company’s year end cash balance increased by approximately $13 million over 2003 due principally to strong positive cash flow from operations.

Operational Metrics

•	iPass reported that there were 518,000 distinct end users in the month of December 2004 compared with 447,000 in December 2003, and 526,000 in September 2004.

•	iPass reported that there were 20.1 million user sessions for the December 2004 quarter compared with 18.8 million in December 2003 quarter and 20.6 million in September 2004 quarter.

•	iPass added 13 new Forbes Global 2000 customers during the fourth quarter bringing its total to 249.

Company Projections

The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward-looking and actual results may differ materially.

For the quarter ended March 31, 2005, iPass projects revenue growth of approximately two to four percent over the December quarter and fully diluted GAAP earnings per share to be approximately $0.05-0.06. Fully diluted non-GAAP earnings per share, for the same period, are projected to be approximately $0.06-0.07. The difference between projected fully diluted GAAP earnings per share and projected non-GAAP earnings per share of $0.01 is based on expected amortization of stock-based compensation of $360,000 as well as the expected amortization of intangibles related to the Safe3w and Mobile Automation acquisitions of $590,000 for the first quarter of 2005 which, when divided by an expected 66.2 million fully diluted shares outstanding, results in the $0.01 difference.

Conference Call

iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).

This call is being webcast by CCBN and can be accessed on the iPass web site at:
http://investor.ipass.com/phoenix.zhtml?c=91479&p=irol-Calendar.The webcast will be available until iPass’ next earnings call.

A taped replay of this call will be available for two weeks following the call. The dial-in numbers for the replay are 888.286.8010 (U.S. and Canada) and 617.801.6888 (International). The ID number for the call is: 28586532.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About iPass Inc.

iPass Inc. (NASDAQ: IPAS) delivers simple, secure and manageable enterprise mobility services, maximizing the productivity of workers as they move between office, home and remote locations. iPass security services – based on unique Policy Orchestration capabilities – close the gaps in protecting computers, network assets, user identities and data whenever users connect over the Internet. iPass connectivity services utilize the iPass global virtual network, a unified network of hundreds of dial-up, wireless, and broadband providers in over 150 countries. iPass services are the choice of hundreds of Global 2000 corporations including General Motors, John Deere and

Hershey Foods. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific. For more information visit www.ipass.com.

iPass® is a registered trademark of iPass Inc.

iPass’ projections of its first quarter 2005 financial results under the caption “Company Projections” in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties including: the decline in use of narrowband/dial technology as a means of enterprise connectivity and the risk that iPass will not be able to generate broadband revenues in the manner expected; volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass’ services; increased competition, which may cause pricing pressure on the fees iPass charges; the risk that iPass may encounter unexpected technical difficulties in developing iPass Policy Orchestration, which could delay or prevent the development of this product or certain of the features of this product; the risk that security breaches may still occur despite the use of iPass Policy Orchestration by innovative hackers that develop new methods of avoiding security software; and the risk that the rate of adoption by enterprises of network security software or integrated secure connectivity solutions will not be as iPass anticipates, which if slow would reduce or eliminate the purchase of this anticipated new product. Detailed information about potential factors that could affect iPass’ business, financial condition and results of operations is included in iPass’ Quarterly Report on Form 10-Q under the caption “Factors Affecting Operating Results” in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2004 and available at the SEC’s website at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

iPass provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. iPass believes that this presentation of non-GAAP net income and non-GAAP earnings per share, excluding the effect of amortization of stock-based compensation and the amortization of intangibles, provides additional useful information to management and investors. Furthermore, management excludes the effect of amortization of stock-based compensation and amortization of intangibles for budgeting purposes, as well as for analyzing the underlying performance of iPass. Management believes that although GAAP measures are important for investors to understand, providing investors with these non-GAAP measures provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of iPass.

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues	$43,318	$37,488	$166,319	$136,078
Operating expenses:
Network access	9,649	8,352	37,339	30,121
Network operations	4,872	4,038	19,041	14,306
Research and development	4,107	2,790	13,804	9,944
Sales and marketing	12,353	10,660	46,580	41,049
General and administrative	4,767	4,458	17,790	14,232
Amortization of stock-based compensation (a)	452	1,024	2,342	4,069
Amortization of intangibles (b)	436	—	457	—

Total operating expenses	36,636	31,322	137,353	113,721

Operating income	6,682	6,166	28,966	22,357

Other income, net	805	488	2,298	513

Income before income taxes	7,487	6,654	31,264	22,870

Provision for income taxes	2,811	2,475	12,196	8,968

Net income	$4,676	$4,179	$19,068	$13,902

Net income per share:
Basic	$0.08	$0.07	$0.31	$0.26
Diluted	$0.07	$0.06	$0.29	$0.23
Number of shares used in per share calculations:
Basic	61,862,278	58,865,045	60,770,680	53,474,537
Diluted	66,183,108	66,758,133	65,645,757	60,622,040

A reconciliation between net income on a GAAP basis and non-GAAP net income is as follows:
GAAP net income	$4,676	$4,179	$19,068	$13,902
(a) Amortization of stock-based compensation	452	1,024	2,342	4,069
(b) Amortization of intangibles	436	—	457	—

Non-GAAP net income	$5,564	$5,203	$21,867	$17,971

A reconciliation between diluted net income per share on a GAAP basis and non-GAAP diluted net income per share is as follows:
GAAP diluted net income per share	$0.07	$0.06	$0.29	$0.23
Per share effect of amortization of stock-based compensation and intangibles	0.01	0.02	0.04	0.07

Non-GAAP diluted net income per share	$0.08	$0.08	$0.33	$0.30

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$34,395	$45,646
Short-term investments	117,940	93,639
Accounts receivable, net	23,884	20,658
Prepaid expenses and other current assets	3,161	3,310
Deferred income tax asset	8,642	17,341

Total current assets	188,022	180,594
Property and equipment, net	10,111	8,288
Other assets	1,224	1,235
Acquired Intangible assets, net	11,143	—
Goodwill	20,013	—

Total assets	$230,513	$190,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,154	$7,421
Accrued liabilities	14,137	10,974

Total current liabilities	23,291	18,395

Total liabilities	23,291	18,395

Stockholders’ equity:
Common stock	63	60
Additional paid-in capital	240,629	229,026
Notes receivable from stockholders	—	(2,831)
Deferred stock-based compensation	(1,782)	(4,326)
Accumulated other comprehensive income (loss)	(424)	125
Accumulated deficit	(31,264)	(50,332)

Total stockholders’ equity	207,222	171,722

Total liabilities and stockholders’ equity	$230,513	$190,117

Contacts

Investors:	Media:
Bryan R. Parker Sr. Director of Finance & IR 650-232-4170 ir@ipass.com	John Sidline Public Relations Manager 650-232-4112 pr@ipass.com